As filed with the Securities and Exchange Commission on May 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Cott Corporation

(Exact name of Registrant as specified in its charter)

Canada	98-0154711
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1200 Britannia Rd., East Mississauga, Ontario, Canada	L4W 4T5

Corporate Center III 4221 W. Boy Scout Blvd., Suite 400 Tampa, Florida, United States	33607
(Address of principal executive offices)	(Zip Code)

COTT CORPORATION 2018 EQUITY INCENTIVE PLAN

(Full title of the plan)

Marni Morgan Poe

Vice President, General Counsel and Secretary

Cott Corporation

Corporate Center III

4221 W. Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

(813) 313-1732

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew H. Meyers	Michelle Vigod
Drinker Biddle & Reath LLP	Goodmans LLP
One Logan Square, Suite 2000	Bay Adelaide Centre
Philadelphia, Pennsylvania 19103-6996	333 Bay Street, Suite 3400
Toronto, ON M5H 2S7

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Shares, no par value	8,000,000	$14.23	$113,840,000	$14,173.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares that become issuable under the Cott Corporation 2018 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Common Shares.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purposes of calculating the registration fee required under Section 6(b) of the Securities Act of 1933 and are based upon the average of the high and low prices for a common share of the Registrant on the New York Stock Exchange on May 2, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Cott Corporation (the “Registrant”) hereby incorporates by reference the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the Commission on February 28, 2018;

•	the Registrant’s Current Reports on Form 8-K filed on February 2, 2018, March 1, 2018, May 3, 2018 and May 4, 2018 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02);

•	the portions of the Registrant’s definitive Proxy Statement, filed on March 21, 2018, for the Annual and Special Meeting of Shareowners held on May 1, 2018 that have been incorporated by reference into the Registrant’s Annual Report on Form 10-K; and

•	the description of the Registrant’s common shares contained in its Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the common shares issued by the Registrant will be passed upon by Goodmans LLP. Stephen Halperin, who is of counsel to Goodmans LLP, is a director of the Registrant and will be eligible to receive awards under the Cott Corporation 2018 Equity Incentive Plan.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Corporation laws of Canada and the Registrant’s by-law 2002-1, as amended (the “By-laws”) include provisions designed to limit the liability of the Registrant’s officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as the Registrant’s officers and directors.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify certain persons associated with the corporation or, at the request of the corporation, another entity, against all costs, charges, and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative, or other proceeding in which he or she is involved because of that association with the corporation or other entity. Indemnifiable persons are current and former directors or officers, other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity.

The CBCA permits indemnification only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful and he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation to which the indemnifiable person is made a party because of his or her association with the corporation.

Sections 7.02 and 7.04 of the By-laws provide that, without in any manner derogating from or limiting the mandatory provisions of the CBCA but subject to the conditions contained in the By-laws, the Registrant shall indemnify any of its directors or officers, former directors or officers, and each individual who acts or acted at its request as a director or officer, or each individual acting in a similar capacity at another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the Registrant or another entity to the extent that the individual seeking the indemnity:

•	acted honestly and in good faith with a view to the Registrant’s best interests or the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, as the case may be; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Both the CBCA and section 7.03 of the By-laws expressly provide for the Registrant to advance money to a director, officer, or other individual for the costs, charges, and expenses of a proceeding referenced above. The individual is required to repay the moneys if he or she does not fulfill the aforementioned conditions. Section 7.05 of the By-laws states that, subject to the limitations contained in the CBCA, the Registrant may purchase and maintain insurance for the benefit of its directors and officers as such, as the board may from time to time determine.

In addition to the provisions found in the By-laws, the Registrant has entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, the Registrant is required to indemnify and save harmless the indemnitee subject to and to the fullest extent permitted by law from and against any and all liability, damages, costs (including legal fees and disbursements), charges and expenses arising out of or relating to any act or omission by the indemnitee in connection with the execution of his or her duties as a director, officer, employee, trustee, agent and/or fiduciary of the Registrant or another entity at the request of the Registrant; provided that the indemnitee acted honestly and in good faith with a view to the best interest of the Registrant or other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnitee had reasonable grounds for believing that his or her conduct was lawful. Such indemnification shall continue as to such indemnitee even if he or she has ceased to be a director or officer of the Registrant. The Registrant is also required to advance the indemnitee all legal fees and other costs, expenses and obligations paid or incurred by the indemnitee in connection with investigating, defending, being a witness in or participating in, or preparing to be a witness or participate in, any civil, criminal or administrative action, suit, proceeding, claim or demand within 30 days after the Registrant’s receipt of a written request for such advance; provided that such advance must be forthwith repaid to the Registrant if it shall ultimately be determined that the indemnitee is not entitled to be indemnified against such costs and expenses.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1	Cott Corporation 2018 Equity Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 21, 2018).

5.1	Opinion of Goodmans LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Goodmans LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 9.	UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 9, 2018.

COTT CORPORATION

By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Cott Corporation hereby severally constitutes and appoints Jay Wells and Marni Morgan Poe, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jerry Fowden	Date: May 9, 2018	/s/ Betty Jane Hess	Date: May 9, 2018
Jerry Fowden		Betty Jane Hess
Director, Chief Executive Officer, Authorized Representative in the United States		Director
(Principal Executive Officer)

/s/ Jay Wells	Date: May 9, 2018	/s/ Gregory Monahan	Date: May 9, 2018
Jay Wells		Gregory Monahan
Chief Financial Officer		Director
(Principal Financial Officer)

/s/ Jason Ausher	Date: May 9, 2018	/s/ Mario Pilozzi	Date: May 9, 2018
Jason Ausher		Mario Pilozzi
Chief Accounting Officer (Principal Accounting Officer)		Director

/s/ David T. Gibbons	Date: May 9, 2018	/s/ Eric Rosenfeld	Date: May 9, 2018
David T. Gibbons		Eric Rosenfeld
Chairman, Director		Director

/s/ Kenneth C. Keller, Jr.	Date: May 9, 2018	/s/ Graham Savage	Date: May 9, 2018
Kenneth C. Keller, Jr.		Graham Savage
Director		Director

/s/ Stephen H. Halperin	Date: May 9, 2018
Stephen H. Halperin
Director